Exhibit 99.1

CAERUS DISCOVERY, LLC.

PRESS RELEASE

Caerus Discovery, LLC – A New Biotechnology Company is Announced

Caerus Discovery LLC, a new biotechnology company using proprietary methods for drug target discovery and antibody development.

Manassas, Virginia, June 1, 2011 - Caerus Discovery was launched today to develop a novel platform for rapid discovery and development of therapeutic targets and biomarkers. Caerus was initiated with program support from BioWa, Inc and certain antibody technologies from Immunocellular Therapeutics, Ltd (IMUC).

Caerus uses combinations of proprietary adjuvants, high zone tolerance and subtractive immunization to identify differentially expressed targets, which may be exceedingly rare, cryptic or unavailable to other techniques due to their chemical composition.

In return for the technology rights transferred, ICT received equity in the new company. BioWa received certain rights to future technologies developed by Caerus. Other aspects of the financial arrangements of the formation were not disclosed.

“We are very excited to employ our proprietary platform technology to discover novel disease biomarkers for diagnostic and therapeutic applications, and are fortunate to be starting this venture with two very experienced partners” said Cohava Gelber, PhD, MBA, President & CEO of Caerus Discovery, LLC.

According to Yasunori Yamaguchi, Ph.D., the President and CEO of BioWa, “Caerus brings a very promising approach to the discovery of druggable disease targets. We are excited about the prospects of our partnership”.

Dr. Manish Singh, President and CEO of Immunocellular said that “I am pleased that the technology assets in our monoclonal antibody discovery area will now have a stronger opportunity to build value for our shareholders”.

About Caerus Discovery LLC

Caerus Discovery LLC is a privately owned company based on the Prince William Campus of George Mason University in Manassas, VA. Caerus is focused on the discovery of new molecular targets for cancer, autoimmune, inflammatory and infectious diseases. Caerus plans to further develop and optimize novel discovery paradigms employing immune tolerance induction prior to immunization to unravel new targets and molecules for diagnostic and therapeutic applications.

About BioWa

BioWa is a wholly owned subsidiary of Kyowa Hakko Kirin Co., Ltd., Japan’s leading pharmaceutical and largest biotech company, and is the exclusive worldwide licensor of the AccretaMab® platform. The AccretaMab® platform consists of POTELLIGENT® and COMPLEGENT® Technologies, creating a superior antibody molecule with enhanced ADCC and CDC activities. BioWa is offering POTELLIGENT® and COMPLEGENT® Technologies to partners under a license to maximize the value of these technologies. Together with Kyowa Hakko Kirin, BioWa is committed to promote ADCC/CDC enhanced monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. For more information about BioWa, visit its web site at www.biowa.com. POTELLIGENT®, COMPLEGENT®, and AccretaMab® are the trademarks of Kyowa Hakko Kirin Co., Ltd. All rights are reserved.

About ImmunoCellular Therapeutics, Ltd.

IMUC is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company recently started a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor associated antigens for newly diagnosed glioblastoma. To learn more about IMUC, please visit www.imuc.com.

Caerus Inquiries:

President and CEO:	Cohava Gelber Ph.D., MBA	+1-703 343 3258 Cohava@caerusdiecovery.com

BioWa Inquiries:

President and CEO:	Yasunori Yamaguchi, Ph.D.	+1-609-580-7500

Contacts:

ImmunoCellular Therapeutics, Ltd. CEOcast, Inc. James Young, 212-732-4300 Investor Relations jyoung@ceocast.com

Source: Caerus Discovery LLC